Exhibit 4.8

ACCENTIA BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of January 7, 2005 by and among ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation, having its principal place of business located at 5310 Cypress Center Drive, Suite 101, Tampa, FL 33609 (the “Company”), and Pharmaceutical Product Development, Inc., a North Carolina corporation, having its principal place of business located at 3151 South 17th Street, Wilmington, NC 28412 (“PPD”), and supersedes and replaces in its entirety that certain Investors’ Rights Agreement dated January 9, 2004 by and between the Company and PPD (the “Original Agreement”).

RECITALS

Whereas, PPD is a party to the Series E Convertible Preferred Stock Purchase Agreement dated January 9, 2004 by and between the Company and PPD (the “Series E Stock Purchase Agreement”), which provided that, as a condition to the closing of the sale of 5,000,000 shares of the Company’s Series E Convertible Preferred Stock (the “Series E Stock”) to PPD, the Original Agreement must be executed and delivered by the Company;

Whereas, in connection with the closing of the transactions contemplated by the Series E Stock Purchase Agreement, the Company issued to PPD a Class A Warrant (the “Class A Warrant”) to purchase up to 5,000,000 shares of Series E Stock, the term of which warrant is set to expire on January 9, 2005;

WHEREAS, PPD commits to exercise the Class A warrant for the purchase of 5,000,000 shares of Series E Stock upon signing hereof and expresses its current intent, without obligation and based on current facts and circumstances, to exercise the Class B Warrant at the closing of the Planned IPO for the purchase of an additional 5,000,000 shares of Series E Stock;

Whereas, as soon as practicable the Company is planning to file a registration statement with the Securities and Exchange Commission to register the underwritten offer and sale of its Common Stock to the public under the Act (the “Planned IPO”) in a manner intended to qualify the Planned IPO as a Qualifying IPO;

Whereas, the parties desire to set forth herein the terms under which the Company agrees to include and sell in the Planned IPO all of the shares of Common Stock issuable to PPD up to a maximum gross proceeds on behalf of PPD of Twelve Million Dollars ($12,000,000) which may be expanded in the discretion of the Underwriter and the Company (the “PPD Original Investment Shares”) upon the automatic conversion of the 5,000,000 shares of Series E Stock currently held by PPD which would convert into such Common Stock upon a Qualifying IPO.

Now, Therefore, in consideration of the mutual promises and covenants set forth herein, the parties hereto further agree as follows:

AGREEMENT

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(b) The term “Registrable Securities” means the (i) Common Stock issuable or issued upon conversion of the Series E Stock issued or issuable in connection with the Series E Stock Purchase Agreement (including the PPD Original Investment Shares), whether such Series E Stock is issued at the Closing or subsequent thereto upon the exercise of any warrants issued to PPD pursuant to the Series E Stock Purchase Agreement ; and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series E Stock;

(c) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof, including PPD; and

(e) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission (the “SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

The term “Qualifying IPO” means the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act, as amended, covering the offer and sale of Common Stock for the account of the Company to the public (an “Initial Public Offering”) in which the public offering price exceeds (prior to underwriter’s discounts or commissions and offering expenses) a price per share (adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations) that implies a minimum aggregate enterprise value for the Company, on a fully diluted share basis, of not less than $200,000,000 and the aggregate gross proceeds raised by the Company (after all underwriting discounts) shall equal or exceed $30,000,000.

1.2 Required Registration.

(a) The Company agrees that in connection with its Planned IPO it shall undertake best efforts to file a registration statement with the SEC within the next 30 days covering the firm commitment underwritten offer and sale in the Planned IPO of all of the PPD Original Investment Shares. The Company shall use its best efforts to have the registration statement declared effective by the SEC as soon as practicable, and shall diligently proceed in a good faith effort to respond to SEC comments and complete the Planned IPO within 150 days from the date hereof. The Company may in its discretion delay or postpone the IPO if the Board in good faith determines that it would not be advisable and in the best interest of the Company and its shareholders. The Company agrees that it will not include any shares in the IPO held by stockholders other than PPD without PPD’s prior written consent. The Company shall include all of the PPD Original Investment Shares for offer and sale in the Planned IPO (or any other Initial Public Offering of Company shares, whether contemplated now or in the future), and this obligation is and shall be absolute and unconditional. Without the prior written consent of PPD, the Company shall not under any circumstances complete the Planned IPO (or any other Initial Public Offering of it shares) without including therein all of the PPD Original Investment Shares as defined herein for sale to and through the underwriters for such offering.

(b) PPD shall (together with the Company as provided in Section 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company. If the underwriter advises the Company or PPD in writing that marketing factors require a limitation of the number of shares to be underwritten, there shall be no reduction to the number of PPD Original Investment Shares underwritten and included in the Planned IPO without the prior written consent of PPD, and any such reduction shall only be made to the Company shares to be included in the Planned IPO. The Company shall notify PPD in advance of completion of the Planned IPO if the Planned IPO is not going to qualify as a Qualifying IPO and PPD shall have the right and the opportunity to withdraw any or all of its shares from the Planned IPO without penalty.

(c) In the event the Company completes (or proposes to complete) the Planned IPO or any other Initial Public Offering and fails (or it becomes apparent that it intends to fail) for any reason to register, offer and sell all of the PPD Original Investment Shares (which are not voluntarily withdrawn by PPD) in such underwritten registration (and remit all the net proceeds therefrom to PPD), then the Company shall be in immediate breach of its obligations to PPD and PPD shall have the right to pursue any and all such damages or other remedies available to it at law or in equity. PPD shall have the full unrestricted right, without limitation, to pursue in a court of competent jurisdiction, and if awarded by the court recover from the Company, such damages or other relief as may be necessary to compensate PPD for any and all actual or anticipatory damages or losses it may incur as a result of the Company’s failure to perform under this Agreement, including under this Section 1.2 specifically. In determining damages, PPD shall be required to take reasonable actions to mitigate its loss and damages.

The parties acknowledge and agree that but for the Company’s agreement to include the PPD Original Investment Shares for sale in the Planned IPO, PPD would not have exercised the Class A Warrant.

1.3 Request for Registration.

(a) If the Company shall receive at any time after the end of the term of the lock up pursuant to Section 4.12 (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (the “Initial Registration”), a written request from the Holders of at least twenty percent (20%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of such Holders’ Registrable Securities with an aggregate offering price expected to exceed $2,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of Section 1.3(b), use its best efforts to effect as soon as practicable the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such written notice by the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.3(a):

(i) During the period starting with the date ninety (90) days prior to the Company’s estimated date of filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii) After the Company has effected two (2) such registrations pursuant to this Section 1.3(a), and such registrations have been declared or ordered effective;

(iii) If the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed at such time, then the Company’s obligation to use its best efforts to register, qualify or comply under this

Section 1.3(a) shall be deferred for a period not to exceed 60 days (which may be extended by the Company for an additional 60 days if in the good faith judgment of the Board of Directors the serious detriment was continuing) from the date of receipt of written request from the Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period;

(iv) During any lock-up period agreed to by Holder.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.3, and the Company shall include such information in the written notice referred to in Section 1.3(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 1.3, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder participating in such underwriting.

1.4 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of written notice by the Company, the Company shall, subject to the provisions of Section 1.9, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The registration expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.8 hereof.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for the earlier of ninety (90) days from the effective date of the Registration Statement or until the distribution described in the Registration Statement has been completed.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Furnish, at the request of PPD (in the case of a registration effected pursuant to Section 1.2) or any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such

Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to PPD and the Holders requesting registration of Registrable Securities.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company, promptly upon request, such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registrations. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities (including the PPD Original Investment Shares) with respect to the registrations pursuant to Sections 1.2, 1.3, 1.4 and 1.12 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, , but excluding stock transfer taxes, and any underwriting discounts and commissions and any legal fees incurred by Holder relating to Registrable Securities.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 1.2, 1.3 or 1.4 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then, but only in the case of a registration undertaken pursuant to Section 1.4 and not Section 1.2 and 1.3, only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company, but in no event will the amount of Registrable Securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering,. Except in the case of a registration undertaken pursuant to Section 1.2 (in which case PPD’s rights to have the PPD Original Investment Shares included are absolute, unconditional and not subject to cutback without the prior written consent of PPD) , if the underwriter determines in good faith that marketing factors require a limitation in the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated (i) first, to the Company; (ii) second to the Holders on a pro rata basis based on the number of Registrable Securities held by the Holders; and (iii) third to any other stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that in no event shall any Holder be restricted from including such Holder’s Registrable Securities in an offering pursuant to this Section 1.8 unless and until all other holders of securities of the Company have been entirely restricted. For purposes of apportionment, any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration under Section 1.3 or 1.4 No Holder shall have the right to obtain or seek an injunction restraining or otherwise delaying any registration under Section 1.3 or 1.4 as a result of any controversy that might arise with respect to the interpretation or implementation of Section 1.3 or 1.4 hereof.

1.10 Indemnification. In the event any Registrable Securities (including the PPD Original Investment Shares) are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, amended (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which such Holder, underwriter or controlling person may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations of the Company (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of the Company of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission by the Company to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will severally, not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that, in no event shall any indemnity under this Section 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act (“Rule144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the

Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders who hold in excess of thirty percent (30%) of the Registrable Securities, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days (which may be extended by the Company for an additional 60 days if in the good faith judgment of the Board of Directors the serious detriment was continuing) after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) If the Holders initiating the registration request hereunder (the “Participating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 1.12 and the Company shall include such information in the written notice referred to in Section 1.12(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Participating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Participating Holders. Notwithstanding any other provision of this Section 1.12, if the underwriter advises the Participating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Participating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Participating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.12 shall not be counted as the required registration under Section 1.2 or the demand for registration or registrations effected pursuant to Sections 1.3 or 1.4, respectively.

1.13 Assignment of Registration Rights. The rights to cause the Company to register shares in the Planned IPO pursuant hereto may not be assigned by a Holder. The rights to cause the Company to register Registrable Securities (other than in the Planned IPO) may be assigned by a Holder to any of the following transferees or assignees of Registrable Securities: (i) any such transferee or assignee who holds, subsequent to such transfer, five percent (5%) of the total number of shares of Registrable Securities (as adjusted for stock splits, bonuses, combinations, and the like); or (ii) a subsidiary, wholly-owned entity, parent, affiliate, member, stockholder, officer, general partner, limited partner or former or retired partner or member of a Holder; or (iii) a Holder’s family member or trust for the benefit of an individual Holder or any family member; provided, however, that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such assignment shall be effective only if immediately following such transfer the transferee is bound by the terms and conditions of this Agreement and such transfer of any Registrable Securities is lawful under all applicable securities laws.

1.14 Termination of Registration Rights. No stockholder shall be entitled to exercise any right provided for in this Section 1 (except rights pursuant to Sections 1.2 or 1.11) after the earlier of (i) three (3) years following the consummation of the sale of securities pursuant to an Initial Public Offering, or (ii) as to a given Holder, when such Holder can sell all of such Holder’s Registrable Securities in a consecutive ninety (90) day period pursuant to Rule 144.

1.15 Limitations on Subsequent Registration Rights. Except with respect to substantially identical registration rights that may be granted to other holders of Series E Stock and Series F Convertible Preferred Stock (“Series F Stock”), if created, with respect to such Series E Stock or Series F Stock (and the Common Stock obtained upon conversion) held by them, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (i) to include securities of the Company in any Registration Statement upon terms which are the same or more favorable to such holder or prospective holder than the terms on which holders of Registrable Securities may include shares in such registration or (ii) to make a demand registration which could result in such registration statement being declared effective prior to the dates set forth in Section 1.2. Notwithstanding the foregoing, in no event shall the Company grant any rights to any stockholder (other than to PPD) granting them any right to include shares for registration, offer and sale in the Planned IPO

2. Information Rights.

2.1 Inspection. The Company shall permit each Holder holding, together with its affiliates (which may include, without limitation, any person or entity to which rights can be transferred pursuant to Section 3.4, below), an aggregate of at least 1,000,000 shares of the Series E Stock (each, a “Major Holder” and collectively, the “Major Holders”), at such Major Holder’s expense to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Holder; provided, however, that the Company shall not be obligated pursuant to this Section 2.1 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information unless such Major Holder agrees in writing to hold such information in confidence.

2.2 Delivery of Financial Statements.

(a) The Company shall deliver to each Holder of Series E Stock:

(1) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company commencing with the fiscal year ended December 31, 2003, a balance sheet dated as of the last day of such fiscal year, and statements of operations, cash flow and stockholders’ equity for such fiscal year. Such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(2) within forty five (45) days of the end of each fiscal quarter of the Company commencing with the fiscal quarter ended December 31, 2003, an unaudited statement of operations and balance sheet for and as of the end of such quarter, in reasonable detail and prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes; and

(b) The Company shall deliver to each Major Holder:

(1) as soon as practicable, but in any event within thirty (30) days prior to the end of the Company’s fiscal year, an annual budget and operating plan for the Company for the following fiscal year;

(2) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, an unaudited statement of operations and balance sheet for such month, in reasonable detail and prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes.

2.3 Termination of Information Rights. The covenants set forth in this Section 2 shall terminate as to all Holders and Major Holders and be of no further force and effect (i) upon the consummation of a Qualifying IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, whichever event shall first occur.

3. Investors’ Right of First Refusal.

3.1 Right of First Refusal. The Company hereby grants to each Holder, on the terms set forth in this Section 3, the right of first refusal to purchase all or any part of such Holder’s pro rata share of the New Securities (as defined in Section 3.2) which the Company may, from time to time, propose to sell and issue (the “Right of First Refusal”). The Holders may purchase said New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities. For the purposes of this right of first refusal, a Holder’s pro rata share of the New Securities is a fraction, the numerator of which is the total number of shares of Series E Convertible Preferred Stock held by such Holder and the denominator of which is the total number of shares of the Company’s capital stock (Common Stock and Preferred Stock) outstanding immediately prior to the issuance of the New Securities; provided, however, if it is impossible or impractical, as determined in the sole discretion of Holder’s of a majority of the Series E Stock, to determine the applicable pro rata percentage in accordance with the preceding sentences of this Section 3.1, then such majority may elect for the applicable pro rata percentage to be set at 15%.

3.2 New Securities. “New Securities” shall mean any capital stock of the Company, whether now authorized or not, and any rights, options or warrants to purchase said capital stock, and securities of any type whatsoever that are, or may become, convertible into said capital stock; provided, however, that New Securities shall not include (i) the Series E Stock, (ii) shares of Common Stock issuable upon conversion of Preferred Stock, (iii) securities offered pursuant to a registration statement filed under the Act, (iv) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization, or in any transaction in which the Company’s stockholders immediately prior to such transaction own immediately after such transaction not less than 51% of the voting power of the surviving corporation or its parent, (v) up to 10,000,000 shares of capital stock and/or stock options issued to officers, employees, consultants or advisors pursuant to the Company’s stock option plans; (vi) securities issued in connection with leases or bank financing arrangements or corporate partnering, licensing or similar transactions, provided that such transactions and the issuance of shares therein has been approved by the Board of Directors of the Company, (vii) any warrants, options or rights (and any shares of Common Stock or Preferred Stock issued or issuable upon the exercise of such warrants, options or rights) to purchase shares of Common Stock or Preferred Stock that are outstanding as of the date of this Agreement, and (viii) securities issued in connection with any stock split, stock dividend or distribution, or recapitalization by the Company approved by the Company’s Board of Directors.

3.3 Notice of Proposed Issuance. In the event the Company proposes to undertake an issuance of New Securities, it shall give to the Holders written notice (the “Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, the date of the proposed issuance and a statement as to the number of days from receipt of such Notice within which the Holders must respond to such Notice. The Holders shall have twenty (20) days from the date of receipt of the Notice to purchase any or all of the New Securities for the price and upon the terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased and forwarding payment for such New Securities to the Company if immediate payment is required by such terms, or in any event no later than the date of the proposed issuance as set forth in the Notice. If not all of the Holders elect to purchase their pro rata share of the New Securities, then the Company shall promptly notify in writing the Holders who do so elect to purchase all of their pro rata portion of the New Securities and shall offer such subscribing Holders the right to acquire their pro rata portion of any unsubscribed New Securities. Each subscribing Holder shall have five (5) days after receipt of such notice to notify the Company in writing of its election to purchase all of its pro rata portion of the unsubscribed New Securities. If the Holders fail to exercise in full their first refusal rights, the Company may sell the New Securities for which the Holders first refusal rights were not exercised, at a price and upon terms and conditions no more favorable then specified in the Notice.

3.4 Transfer of Rights. The right of first refusal granted under this Section 3 may not be assigned or transferred, except that such right is assignable or transferable by each Holder to any transferee or assignee (i) who is a partner or member (or retired partner or member) of a Holder or the estate of such partner or member (or retired partner or member) or (ii) that is a wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Holder; provided, however, that the provisions of this Section 3 shall be binding upon any such assignee or transferee.

3.5 Termination of Rights. The right of first refusal granted under this Section 3 shall expire upon the first to occur of (i) consummation of a Qualifying IPO, (ii) the sale, assignment or other transfer of the Registrable Securities or the Series E Stock, or (iii) the conversion of the Series E Stock into Common Stock.

4. Miscellaneous Provisions.

4.1 Waivers and Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 4.1 shall be binding upon each person or entity which are granted certain rights under this Agreement and the Company.

4.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and, except as otherwise noted herein, shall be deemed effectively given (i) upon personal delivery or delivery by nationally recognized courier, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) five (5) days after having been deposited with the United States Post Office, (by registered or certified mail, return receipt requested, postage prepaid) addressed (a) if to the Company, at the address set forth on the first page of this Agreement (or at such other address as the Company shall have furnished to the Holders in writing) attention of Chief Executive Officer and (b) if to a Holder, at the latest address of such person shown on the Company’s records; provided, however, that registered or certified mail shall not be used to effectuate delivery of any such notice under this Agreement if the party to be notified is located outside of the United States.

4.3 Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

4.4 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Florida as applied to agreements among Florida residents, made and to be performed entirely within the State of Florida.

4.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7 Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

4.8 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement. This Agreement amends, supersedes and replaces in its entirety all other agreements between or among any of the parties with respect to the subject matter hereof (including the Original Agreement).

4.9 Separability; Severability. Unless expressly provided in this Agreement, the rights and obligations of each Holder under this Agreement are several and not jointly held with any other Holders. Any invalidity, illegality or limitation on the enforceability of this Agreement with respect to any Holder shall not affect the validity, legality or enforceability of this Agreement with respect to the other Holders. If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

4.10 Stock Splits. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the date of this Agreement.

4.11 Aggregation of Stock. All shares of the Series E Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.12 IPO. While the Company anticipates a successful completion to the Planned IPO, except as otherwise expressly provided herein, no promise, representation or warranty has been made or given to PPD with regard thereto including, but not limited to, the timing, terms, ultimate completion or success of any such future IPO. Except as otherwise provided herein, PPD acknowledges that in connection with the Planned IPO, stockholders, including PPD, will be required to enter into certain customary undertakings and/or agreements as required by the Company or its underwriter(s). In connection with the Planned IPO, PPD agrees to execute the Waiver and Lock-up Agreement in the forms attached hereto as Exhibit A (PPD’s obligations under which shall be conditioned on: (a) all officers, directors, employees and 2% stockholders being subject to the same restrictions; and (b) the sale of all of the PPD Original Investment Shares, as defined herein, in the Planned IPO) and agrees to consent to the amendment to the Company’s Articles of Incorporation in the form attached hereto as Exhibit B.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the parties have executed this Amended and Restated Investors’ Rights Agreement on the day and year first set forth above.

“COMPANY”

Accentia Biopharmaceuticals, Inc.

By:	/s/ Francis E. O’Donnell, Jr.
Francis E. O’Donnell, Jr.
Chief Executive Officer

“PPD”

Pharmaceutical Product Development, Inc.

By:	/s/ Fred N. Eshelman
Fred N. Eshelman
Chief Executive Officer

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment Agreement”) is executed this 28th day of June 2005, by and between Pharmaceutical Product Development, Inc., a North Carolina corporation (“Assignor”), PPD International Holdings, Inc. a Delaware corporation (“Assignee”) and Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Assignor and the Company are parties to that certain Amended and Restated Investors’ Rights Agreement dated as of January 7, 2005 (the “Rights Agreement”); and

WHEREAS, Assignee is a wholly owned subsidiary of Assignor; and

WHEREAS, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume, all of the rights and obligations of Assignor under the Rights Agreement; and

WHEREAS, the Company has agreed to waive the restriction on transfer contained in Section 1.13 of the Rights Agreement and permit the assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. The recitals set forth above are true and correct and are incorporated herein by reference.

2. Assignor hereby assigns to Assignee all of Assignor’s rights, duties and obligations under the Rights Agreement.

3. Assignee hereby accepts the assignment of Assignor and assumes all of the rights, duties and obligations of Assignor under the Rights Agreement and agrees to perform all of such duties and obligations in accordance with the terms and provisions of the Rights Agreement as if Assignee had originally executed the Agreement.

4. As permitted by Section 4.1 of the Rights Agreement, the Company hereby consents to the assignment of all of Assignor’s rights, duties and obligations under the Rights Agreement to the Assignee, such consent evidenced by the Company’s countersignature hereto.

5. This Assignment Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. This Assignment Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first above written.

ASSIGNOR:	PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

	By:	/s/ B. Judd Hartman
	Name:	B. Judd Hartman
	Title:	General Counsel and Secretary

BUYER:	PPD INTERNATIONAL HOLDINGS, INC.

	By:	/s/ B. Judd Hartman
	Name:	B. Judd Hartman
	Title:	General Counsel and Secretary

Acknowledged and Agreed to
this 28th day of June 2005

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ James A. McNulty
Name:
Title:	Secretary

ACCENTIA BIOPHARMACEUTICALS, INC.

AGREEMENT

WHEREAS, Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Company”), is proposing to undertake an initial public offering of its common stock, par value $.001 per share pursuant to a Registration Statement on Form S-1 originally filed on February 11, 2005, as amended (Registration No. 33-122769) (the “Planned IPO”).

WHEREAS, the undersigned, as assignee of Pharmaceutical Product Development, Inc. (collectively, “PPD”), and the Company are parties to an Amended and Restated Investors’ Rights Agreement dated January 7, 2005 (the “Investors’ Rights Agreement”).

WHEREAS, to facilitate the Planned IPO, it is necessary to obtain the waiver of certain rights held by the undersigned under the Investors’ Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, including the continued pursuit of the Planned IPO by the Company, the parties make the following agreements:

1. PPD Original Investment Shares. The definition of “PPD Original Investment Shares” as set forth in the fifth recital of the Investors’ Rights Agreement is hereby amended such that the fifth recital shall read in its entirety as follows:

“Whereas, the parties desire to set forth herein the terms under which the Company agrees to include and sell in the Planned IPO all of the shares of Common Stock issuable to PPD, up to an amount equal to the lesser of (i) maximum gross proceeds to PPD of Twelve Million Dollars ($12,000,000) and (ii) One Million (1,000,000) shares, which may be expanded in the discretion of the Underwriter and the Company (the “PPD Original Investment Shares”).”

2. No Other Amendment. All other terms of the Investors’ Rights Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

PPD INTERNATIONAL HOLDINGS, INC.

Name	/s/ Fred Davenport
Title:	Vice President
Date:	7-8-05

ACCENTIA BIOPHARMACEUTICALS, INC.

Name	/s/ James A. McNulty
Title:	Secretary/Treasurer
Date:	7-8-05

AMENDMENT NO. 1 TO WARRANT EXERCISE AGREEMENT

AMENDMENT NO. 2 TO INVESTORS’ RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT EXERCISE AGREEMENT AND AMENDMENT NO. 2 TO INVESTORS’ RIGHTS AGREEMENT (this “Amendment”) is entered into as of August 11, 2005, by and among PPD International Holdings, Inc., a Delaware corporation (“PPDIH”), Pharmaceutical Product Development, Inc., a North Carolina corporation and 100% owner of PPDIH (“PPD”), and Accentia Biopharmaceuticals, Inc., a Florida corporation (“Accentia”).

WHEREAS, Accentia is proposing to undertake an initial public offering of its common stock, par value $.001 per share, pursuant to a Registration Statement on Form S-1 originally filed on February 11, 2005, as amended (Registration No. 33-122769) (the “Planned IPO”); and

WHEREAS, in connection with the Planned IPO, PPD and Accentia are parties to a letter agreement, dated as of June 10, 2005, pursuant to which PPD conditionally exercised that certain Class B Warrant (the “Series E Warrant”) for an aggregate of 5,000,000 shares of Accentia’s Series E Convertible Preferred Stock (the “Warrant Exercise Agreement”); and

WHEREAS, PPDIH, as the assignee of PPD, and Accentia are parties to that certain Amended and Restated Investors’ Rights Agreement, dated as of January 7, 2005 and amended pursuant to that certain Agreement dated as of July 8, 2005 (the “Investors’ Rights Agreement”), whereby PPDIH has the right to require Accentia to include and sell in its Planned IPO the PPD Original Investment Shares (as defined in the Investors’ Rights Agreement); and

WHEREAS, in connection with the Planned IPO, PPDIH and Accentia now desire to amend the terms of the Warrant Exercise Agreement to provide for additional conditions to the exercise of the Series E Warrant and amend the terms of the Investors’ Rights Agreement to provide that Accentia shall only have the obligation to include and sell shares of its Common Stock held by PPD in its Planned IPO upon the satisfaction of certain conditions as described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows.

1. Amendment of Warrant Exercise Agreement. The second full paragraph of the Warrant Exercise Agreement is hereby amended and restated to read in its entirety as follows:

“Note that the Class B Warrant is being submitted for exercise prior to any accelerated expiration date pursuant to the conditional exercise provisions of Section 6 of the Class B Warrant. Accordingly, this Class B Warrant shall be deemed exercised (and the Company shall be entitled to deposit and retain the Warrant Price relating thereto) only upon the occurrence of the earlier of (a) the simultaneous effectiveness of the Qualifying IPO, or (b) complete satisfaction of all of the following conditions:

(i)	the funding by Laurus Master Fund, Ltd. (“Laurus”) of an additional Five Million Dollars ($5,000,000.00) to the Company upon terms substantially similar to the existing credit facility entered into between the Company and Laurus on April 29, 2005;

(ii)	the extension of an unsecured line of credit in the principal amount of at least Five Million Dollars ($5,000,000.00) with a term of two years to the Company from the Hopkins Capital Group;

(iii)	the execution and consummation of a First Amended and Restated Royalty Stream Purchase Agreement between Pharmaceutical Product Development, Inc. (“PPD”) and the Company, amending and restating that certain Royalty Stream Purchase Agreement dated as of September 7, 2004 (the “Existing Royalty Agreement”);

(iv)	the agreement by the Company to, within five days from the date hereof, (A) deliver to PPD all reports due and owing under Sections 6(a) and 6(c) of the Existing Royalty Agreement, and (B) pay PPD all royalties and other sums due and owing under the Existing Royalty Agreement; and

(v)	the agreement by the Company to, within five days from the date hereof, pay to PPD and PPDIH of all accrued and unpaid amounts of the Series E Preferred Dividend (as such term is defined in the Articles of Incorporation) in respect of the Company’s Series E Convertible Preferred Stock now or heretofore owned by PPD and PPDIH pursuant to the terms of the Company’s Amended and Restated Articles of Incorporation as filed with the Florida Secretary of State on May 25, 2005 and currently in effect (the “Articles of Incorporation”).

We reserve the right to submit additional conditional exercises after any withdrawal of this conditional exercise in accordance with the provisions of Section 6 of the Class B Warrant.”

2. Amendment of Investors’ Rights Agreement. The definition of “PPD Original Investment Shares” as set forth in the fifth recital of the Investors’ Rights Agreement is hereby amended and restated to read in its entirety as follows:

“Whereas, the parties desire to set forth herein the terms under which the Company agrees to include and sell in the Planned IPO a number of shares of the Common Stock issuable to PPD up to an amount equal to the following: if the Company sells at least Two Million Nine Hundred Thousand (2,900,000) shares of its Common Stock in the Planned IPO, all additional shares in the Planned IPO up to the lesser of (i) a number of shares resulting in maximum gross proceeds to PPD of Twelve Million Dollars ($12,000,000) and (ii) One Million (1,000,000) shares, in each case which may be expanded in the discretion of the Underwriter and the Company (the “PPD Original Investment Shares”).”

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3. No Other Amendment. Except as specifically provided herein, each of the Warrant Exercise Agreement and the Investors’ Rights Agreement shall remain in full force and effect. Except as provided above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Company, PPD or PPDIH under the Warrant Exercise Agreement or the Investors’ Rights Agreement.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but which, when taken together, shall constitute one instrument. One or more counterparts of this Amendment may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date hereinabove first written.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Alan M. Pearce
Name:	Alan M. Pearce
Title:	Chief Financial Officer

PPD INTERNATIONAL HOLDINGS, INC.

By:	/s/Fred N. Eshelman
Name:	Fred N. Eshelman
Title:	President

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/Fred N. Eshelman
Name:	Fred N. Eshelman
Title:	Chief Executive Officer

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